Walgreen Co. Webcast
Second Quarter Ending Feb. 28, 2007

March 26, 2007
Hello, and thanks for tuning in to Walgreens audio webcast for the second quarter of fiscal year 2007. I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K, as amended, for the fiscal year ended August 31, 2006, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced second quarter earnings were up 24.5 percent to $652 million, or 65 cents per share (diluted). That came on a sales increase of 14.6 percent to $13.9 billion.

For the first six months of fiscal 2007, sales increased 15.5 percent to $26.6 billion. Net earnings rose 24.7 percent to $1.08 billion or $1.07 cents per share, diluted.

A strong Christmas season led our front-end sales in the quarter. In fact, we gained market share in 58 of our top 60 core product categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

This year’s store growth remains ahead of last year’s pace, as we plan for 500 new drugstores to open during fiscal 2007. We opened or acquired 223 new stores in the first half of this fiscal year, compared to 222 in the year-ago period. That brought our store count to 5,641 as of Feb. 28, a net increase of 485 from a year ago. We remain on track to operate more than 7,000 stores in 2010.

Comparable Sales
Total comparable store sales - for stores open more than a year - were up 8.9 percent in the quarter, while front-end comparable store sales rose 5.7 percent.

Please note that these numbers correct the originally reported December and January comparable store sales figures. Two types of non-Walgreen gift cards were inadvertently included in sales figures at their gross value instead of their net value. As a result, December front-end comparable store sales were lowered by 0.8 percentage points and January front-end comparable store sales were lowered by 0.2 percentage points.

Pharmacy sales climbed 16.4 percent overall and 10.9 percent on a comparable store basis in the quarter. The number of prescriptions filled in comparable stores rose 6.3 percent. That’s a very strong number when you realize that the flu season didn’t generate as many doctor visits as normal and, as a result, we saw fewer flu-related prescriptions than normal. This was the same scenario we faced a year ago.

The comparable prescription numbers also were hurt by the partial cycling of the Medicare Part D prescription drug benefit, which began in January 2006.

Pharmacy accounted for 62.4 percent of our second-quarter sales, a slightly lower percent than the first quarter because this quarter includes the busy holiday shopping season.

Gross Profit Margins and SO&A
Gross profit margins rose 52 basis points versus the year-ago quarter to 28.96 as a percent to sales. On the pharmacy side, margins increased with the growth in generic drug sales. In the quarter, 62.9 percent of all retail prescriptions we dispensed were for generics. But some of the gross profit margin benefit from generics was offset by an overall sales shift toward the pharmacy business, which has lower margins than front-end merchandise. Speaking of which, front-end margins increased because of a shift in sales mix to higher margin items.

In this year’s second quarter we lowered our LIFO index, resulting in a LIFO provision of $13.4 million this quarter versus a provision of $23.8 million in the year-ago period. The lower index reflects less inflation than anticipated among pharmacy inventories.

Meanwhile, selling, occupancy and administration expenses (including depreciation and amortization) decreased 5 basis points to 21.64 as a percent to sales. Among the factors for the decrease were lower occupancy costs, including store closing costs, as a percent to sales. Partially offsetting those factors were provisions for legal matters.

Tax Rate
The effective tax rate for the second quarter and first half of this year was 36.75 percent, compared to 37 percent in last year’s second quarter and first half.

[Preliminary and unaudited]
From the Balance Sheet
The consolidated balance sheet and statement of cash flows can be found with our press release. Cash and short-term investments decreased from $1.22 billion at the end of last year’s second quarter to $958 million at the end of this year’s second quarter.

Accounts receivable increased 7.1 percent, while accounts payable increased 18.8 percent.

LIFO inventories were $6.53 billion, a 16.3 percent increase from the year ago quarter versus a sales gain of 14.6 percent.

From the Statement of Cash Flows
Meanwhile, for the first six months depreciation and amortization increased 17.3 percent from $272 million to $319 million. This is due, in part, to the amortization of intangibles from prescription file buys and the acquisitions of the Happy Harry’s pharmacy chain and Medmark Specialty Pharmacy Solutions. Capital expenditures for the six months were $818 million versus $601 million last year.

Share Repurchase Plan
In the second quarter, we announced a new stock repurchase program of up to $1 billion, which we plan to execute over the next four years. You’ll recall that last November, we completed the $1 billion repurchase program that was announced in July 2004.

Wrapup
With the benefit of more generic drugs hitting the market, and a strong focus on our drugstore business and organic growth, we were able to improve gross profit margins while reducing our expense ratio this quarter - a best-of-both-worlds scenario. This is a testament to the efforts of all our store, distribution and support employees. Meanwhile, our store growth plans continue unabated as we move down a clear, methodical, organic growth path toward having 7,000 stores in 2010.

As we weigh the pros and cons of the CVS-Caremark merger, we believe our clear focus on being a healthcare provider will crystallize our position in the minds of payers. And that will place us in a preferred position with them and other PBMs.

Looking ahead, I want to point out that Easter was on April 16 last year, but falls on April 8 this year. With a portion of holiday sales pushed into March, this will affect our comparable store sales results for March and April. To show an apples-to-apples comparison to 2006, we’ll report combined March/April results with our usual April sales announcement.

Thank you for listening. Our next earnings announcement, for the third quarter of fiscal 2007, is scheduled for June 25th. Once again, thanks for being a loyal Walgreen shareholder, and remember, “You’re Always Welcome at Walgreens!”

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